Exhibit 10.7

Your Name: «First» «Last»
Total No. of Restricted Stock Units: «Restricted_Stock»

PRGX RESTRICTED STOCK UNIT AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

PRGX GLOBAL, INC. (“PRGX”) is pleased to grant to the person signing below (“you” or “Participant”) the Restricted Stock Units described below under the PRGX Global, Inc. 2017 Equity Incentive Compensation Plan (the “Plan”).

Stock Subject to Grant:	Common Stock, no par value per share
Grant Date:	, 2018

Vesting: Subject to the Plan and this Agreement, one-hundred percent (100%) of the Restricted Stock Units will become vested and payable on the later of (i) the one (1) year anniversary of the Grant Date or (ii) the date of, and immediately prior to, the 2019 annual meeting of PRGX’s shareholders, provided you have been continuously serving as a member of the Board from the Grant Date until the earlier of such times.

Dividend and Voting Rights: Before the Restricted Stock Units become vested and Common Stock is paid, you will not have any voting rights with respect to the Common Stock to which the Restricted Stock Units relate. However, you will have the right to receive dividends and distributions on any shares of Common Stock subject to your Restricted Stock Units as if you owned the shares of Common Stock to which the Restricted Stock Units relate, which dividends and distributions shall be accumulated and paid in cash if and at the time the Restricted Stock Units to which such dividends and distributions relate become vested and payable. No dividends or distributions will be paid with respect to Restricted Stock Units that do not become vested and payable.

The Additional Terms and Conditions and the Plan described below are incorporated in this Agreement by reference and contain important information about your Restricted Stock Units. Copies of these documents are being provided to you in connection with this Agreement.

Additional Terms and Conditions describes the terms of your Restricted Stock Units, what happens if you cease to serve as a director of PRGX before your Restricted Stock Units become vested and where to send notices; and

The Plan contains the detailed terms that govern your Restricted Stock Units. If anything in this Agreement or the other referenced documents is inconsistent with the Plan, the terms of the Plan, as amended from time to time, will control. All terms used herein that are not identified herein but that are defined in the Plan have the same meaning given them in the Plan.

Deferral Election: You may elect to have all or a portion of the shares of Common Stock to be delivered to you upon payment of your Restricted Stock Units deferred under the PRGX Global, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”) in accordance with the procedures set forth therein.

Please sign in the space provided below, keep a copy of this Agreement for your records, and return the signed Agreement to PRGX Legal.

Participant:	PRGX GLOBAL, INC.

By:
Print Your Name:	Name: Victor A. Allums
Your Residence Address:	Its: Senior Vice President, General Counsel & Secretary

ADDITIONAL TERMS AND CONDITIONS OF YOUR RESTRICTED STOCK UNITS

PLAN ADMINISTRATION.

•	The Plan is administered on behalf of the Committee by the Plan administrator. The Plan administrator is responsible for assisting you with respect to your Restricted Stock Units and maintaining the records of the Plan. If you have questions about your Restricted Stock Units or how the Plan works, please contact the Plan administrator at Plan.Administrator@prgx.com or (770) 779-3309.

•	Except as provided herein and in the Plan, the Restricted Stock Units are non-transferable. The Restricted Stock Units may be transferred by will or the laws of descent and distribution or pursuant to a qualified domestic relations order and, notwithstanding the foregoing, during the Participant’s lifetime may be transferred by the Participant to any of the Participant’s Permitted Transferees. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Plan administrator expressly approves the transfer. Any transferee to whom the Restricted Stock Units are transferred shall be bound by the same terms and conditions, including with respect to vesting, that govern the Restricted Stock Units in the hands of the Participant; provided, however, that the transferee may not transfer the Restricted Stock Units except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. No right or interest of the Participant or any transferee in the Restricted Stock Units shall be subject to any lien, obligation or liability of the Participant or any transferee.

•	As soon as administratively practicable (and within 30 days) after the Restricted Stock Units become vested, the Company will deliver to the Participant or make available to the Participant’s broker the shares of Common Stock with respect to which the Restricted Stock Units that have become payable, unless the Participant elected to defer the delivery of such shares of Common Stock under the Deferred Compensation Plan (in which case the Participant’s deferral election and the terms of the Deferred Compensation Plan will determine when the Participant’s shares of Common Stock will be delivered).

EFFECT OF TERMINATION OF BOARD SERVICE AND CHANGE IN CONTROL.

•	Termination of Board Service Before a Change in Control. Except as set forth below regarding a “Change in Control,” if your Board service terminates for any reason prior to the Restricted Stock Units becoming vested, any Restricted Stock Units that are not then vested will be forfeited immediately upon the termination of your Board service for any reason.

•	Change in Control. Upon the occurrence of a Change in Control, as such term is defined in the Plan, before the termination of your Board service for any reason, one-hundred percent (100%) of the Restricted Stock Units shall become vested and payable if you have continuously served as a member of the Board from the Grant Date until the time of the Change in Control. Accordingly, subsequent termination of your Board service for any reason after the Change in Control will not result in forfeiture of your Restricted Stock Units or the shares of Common Stock related thereto.

NOTICES. All notices pursuant to this Agreement will be in writing and either (i) delivered by hand, (ii) mailed by United States certified mail, return receipt requested, postage prepaid, or (iii) sent by an internationally recognized courier which maintains evidence of delivery and receipt. All notices or other communications will be directed to the following addresses (or to such other addresses as either of us may designate by notice to the other):

To the Company:	PRGX Global, Inc.
600 Galleria Parkway, Suite 100
Atlanta, GA 30339
Attention: Senior Vice President, General Counsel & Secretary

To you:	The address set forth on page 1

MISCELLANEOUS.

•	The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. Failure by you or PRGX at any time or times to require performance by the other of any provisions in this Agreement will not affect the right to enforce those provisions. Any waiver by you or PRGX of any condition or the breach of any term or provision in this Agreement, whether by conduct or otherwise, in any one or more instances, shall apply only to that instance and will not be deemed to waive conditions or breaches in the future. If any court of competent jurisdiction holds that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will continue in full force and effect, and this Agreement shall be deemed to be amended automatically to exclude the offending provision. This Agreement may be executed in multiple copies and each executed copy shall be an original of this Agreement. This Agreement shall be subject to and governed by the laws of the State of Georgia. No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought. This Agreement shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, executors and legal representatives of the parties hereto. The headings of each Section of this Agreement are for convenience only. This Agreement and the Plan contain the entire agreement of the parties hereto and no representation, inducement, promise, or agreement or otherwise between the parties not embodied herein shall be of any force or effect, and no party will be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein.